Exhibit 99.1

INVESTOR RELATIONS:
Quicksilver Resources Inc.
Diane Weaver
(817) 665-4834

FOR RELEASE AFTER MARKET CLOSE
October 31, 2006

QUICKSILVER RESOURCES REPORTS
THIRD QUARTER 2006 FINANCIAL RESULTS

Production Increases 24% over Prior-year Period and 6% over Prior Quarter;
Year over Year Cash Flow from Operations Increases 119%
FORT WORTH (October 31, 2006) - Quicksilver Resources Inc. (NYSE: KWK) today reported net income for the third quarter of 2006 of $22.9 million, or $0.28 per diluted share, on revenues of $99.2 million. Earnings per share for the company’s third quarter of 2005 were $0.31 per share on revenues of $83.8 million.

Net income for the first nine months of 2006 was $74.0 million, or $0.91 per diluted share, on revenues of $288.3 million. Earnings per share increased 38 percent in comparison to earnings of $0.66 per diluted share for the first nine months 2005 on net income of $52.7 million and revenues of $207.6 million. For the nine-month period ended September 2006, net cash from operating activities, as presented in the attached Condensed Consolidated Statement of Cash Flows, was $187.7 million, compared to $85.9 million for the same period in 2005, which represents an increase of 119 percent.

Production

For the third quarter of 2006, total average production rose to 174.5 million cubic feet equivalent per day (MMcfe/d), a 24 percent increase over the prior-year period of 141 MMcfe/d and a six percent increase over the second quarter 2006 average of 164.2 MMcfe/d. For the nine months ended September 30, 2006, total production averaged 164.4 MMcfe/d in comparison to 137.7 MMcfe/d in the prior-year nine-month period, a 19 percent increase. Production in Canada averaged 49.2 MMcfe/d for the third quarter compared to 40.8 MMcfe/d in the same period in 2005, a 21 percent increase. Texas production increased to an average of 40.5 MMcfe/d in the quarter ended September 30, 2006 as compared to an average of 11.4 MMcfe/d in the comparable prior-year quarter, a 255 percent increase.

President and CEO, Glenn Darden, commented, “Quicksilver’s strong production gains come entirely from internally generated projects. We anticipate that this strategy of ‘growth by the drillbit’ will not only build a significant reserve base but will also generate excellent returns on our capital. We plan to accelerate the Barnett drilling in the Fort Worth Basin which should increase this growth rate.”

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Production on an Mcfe/d basis for the company’s three major production areas for the nine months ended September 30 was as follows:

Area	2005	2006	Change
Canada	39,415	49,018	24%
Texas	7,953	31,490	296%
Michigan	81,130	75,661	(7%)

Natural gas production for the third quarter of 2006 was 13.8 billion cubic feet (Bcf), or an average of 150 million cubic feet per day (MMcf/d), as compared to production of 11.8 Bcf, or an average of 128 MMcf/d, for the same period in 2005, a 17 percent increase. The price realized for the company’s natural gas production in the third quarter of 2006, after adjusting for the effects of hedging, averaged $5.73 per thousand cubic feet (Mcf) as compared to the prior-year period amount of $6.12. Natural gas, including natural gas liquids (NGL), constituted 94 percent of the company’s total production in the third quarter of 2006.

Natural gas liquids production for the third quarter of 2006 was 229,000 barrels compared to 64,000 barrels in the third quarter of 2005, an increase of 258 percent over the prior-year third quarter and an increase of 53 percent in comparison to second quarter 2006 NGL production of 150,000 barrels. The increase in the NGL production is directly related to the increased throughput at the company’s Cowtown cryogenic gas plant in the Fort Worth Basin. The company realized an average $41.91 per barrel for natural gas liquids in the third quarter of 2006, compared to the average of $35.96 per barrel realized in the third quarter of 2005.

Oil and condensate production for the third quarter of 2006 was 148,000 barrels, or 1,603 barrels per day, as compared to 139,000 barrels of production in the third quarter of 2005. Oil and condensate prices realized for the third quarter of 2006, after adjusting for the effects of hedging, averaged $64.74 per barrel compared to $57.31 per barrel for the prior-year third quarter.

Operations Update

Quicksilver Resources’ operations in the Fort Worth Basin Barnett Shale continue to grow with Texas production averaging 40.5 MMcfe/d in the third quarter versus an average of 31 MMcfe/d in the second quarter ended June 30, 2006, a 30% increase quarter to quarter. With 11 rigs currently operating in the Fort Worth Basin, Quicksilver has drilled 94 gross (84 net) wells year to date and is estimated to drill over 100 gross wells this year. Current net production is approximately 53 MMcfe/d with 91 gross (71 net) wells completed and tied into sales.

In Canada, the company has drilled 313 gross (170 net) wells year to date and has tied in 210 gross (110 net) wells into sales. Current net production is 53 MMcf/d. Quicksilver has slowed drilling activity in the Horseshoe Canyon area this year and has redeployed the capital to the Barnett Shale in Texas. This operational change is a result of high Canadian service costs, unusually wet weather in Canada, and the higher rates of return in

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the Texas project. The company still projects Canadian production growth of 20 percent year over year. Completion operations are progressing for the company’s two recently drilled horizontal Mannville wells, and the company anticipates providing results by year-end.

In Michigan, Quicksilver Resources has completed 23 horizontal re-entry wells in the Antrim Shale program year to date, and these re-entries have added to both production and reserves.  The company has an additional five wells planned for the remainder of the year. Two new horizontal Antrim wells have been successfully drilled and completed with a Barnett-style hydraulic fracture treatment.  Both wells are making gas and are about half way through recovery of the treatment water.  A third horizontal well of this type is currently being drilled.

Earnings per Share Calculation

For the quarter, the diluted net income per common share is calculated assuming conversion of the entire $150 million principal amount of outstanding convertible debentures in addition to outstanding in-the-money options. For purposes of this calculation, net income is increased by $475,000 per quarter, which is the interest that was paid on the convertible debentures offset by the related income tax benefit.

Conference Call

The company’s conference call to discuss operational and financial results for the third quarter 2006 is scheduled for Wednesday, November 1, 2006 at 9:00 a.m. central time.

Quicksilver invites interested persons to participate in the third quarter call by dialing (877) 313-7932, ID number 4077246 prior to 8:55 a.m. A digital replay of the conference call will be available at 1:00 p.m. central time the same day, and will remain available for one week. The replay can be dialed at (800) 642-1687 and reference should be made to the conference ID number 4077246. The call will also be broadcast live via Internet webcast on the company’s website, www.qrinc.com, linking through the “Investor Relations” page and the “Presentations & Conference Calls” link located in the “More Information” box.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas. It has U.S. offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana. Quicksilver also has a Canadian subsidiary, Quicksilver Resources Canada Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning

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of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; effects of hedging natural gas and crude oil prices; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.

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QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Production:
Natural gas (MMcf)	13,794	11,762	39,430	34,287
Oil (MBbls)	148	139	444	410
NGL (MBbls)	229	64	464	141
Total (MMcfe)	16,055	12,975	44,878	37,592

United States (MMcfe)	11,528	9,223	31,496	26,832
Canada (MMcfe)	4,527	3,752	13,382	10,760
Total (MMcfe)	16,055	12,975	44,878	37,592

Average Daily Production:
Natural gas (Mcfd)	149,939	127,846	144,431	125,595
Oil (Bbld)	1,603	1,507	1,628	1,501
NGL (Bbld)	2,491	691	1,698	516
Total (Mcfed)	174,506	141,033	164,387	137,699

Average Sales Price Per Unit (excluding effects of hedging):
Natural gas (per Mcf)	$5.35	$6.66	$5.88	$5.80
Oil (per Bbl)	$64.74	$60.52	$62.85	$51.86
NGL (per Bbl)	$41.91	$35.96	$41.51	$34.41
Total (per Mcfe)	$5.79	$6.86	$6.22	$5.99

Average Sales Price Per Unit (including effects of hedging):
Natural gas (per Mcf)	$5.73	$6.12	$6.05	$5.24
Oil (per Bbl)	$64.74	$57.31	$61.84	$49.50
NGL (per Bbl)	$41.91	$35.96	$41.51	$34.41
Total (per Mcfe)	$6.11	$6.34	$6.36	$5.45

Expense per Mcfe:
United States production cost	$1.56	$1.69	$1.67	$1.59
Canada production cost	$1.45	$1.02	$1.31	$1.00
Total production cost	$1.53	$1.50	$1.56	$1.42

Production and ad valorem taxes	$0.28	$0.29	$0.24	$0.26
General and administrative expenses	$0.39	$0.41	$0.40	$0.35
Depletion, depreciation and accretion	$1.24	$1.07	$1.24	$1.04

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except for share data - Unaudited

	September 30,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$3,363	$14,318
Accounts receivable, net of allowance for doubtful accounts	68,373	76,121
Current derivative assets	49,472	603
Current deferred income taxes	-	14,614
Other current assets	20,861	7,928
Total current assets	142,069	113,584

Investments in and advances to equity affiliates	8,657	8,353

Properties, plant and equipment - net (“full cost”)	1,500,705	1,112,002

Deferred derivative assets	12,894	-

Other assets	20,782	9,155
	$1,685,107	$1,243,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$376	$70,493
Accounts payable	78,661	48,409
Accrued liabilities	58,106	52,656
Accrued derivative obligations	159	40,632
Current deferred income taxes	17,058	-
Total current liabilities	154,360	212,190

Long-term debt	797,287	506,039

Derivative obligations	-	4,631

Asset retirement obligations	21,811	20,891

Deferred income taxes	151,990	115,728

Minority interest	4,617	-

Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized,
0 and 1 share issued and outstanding	-	-
Common stock, $0.01 par value, 200,000,000 and
100,000,000 shares authorized, respectively, and
80,113,675 and 78,650,110 shares issued, respectively	801	787
Paid in capital in excess of par value	235,084	211,843
Treasury stock of 2,579,441 and 2,571,069 shares, respectively	(10,833)	(10,353)
Accumulated other comprehensive income (loss)	62,266	(12,382)
Retained earnings	267,724	193,720
Total stockholders’ equity	555,042	383,615
	$1,685,107	$1,243,094

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
In thousands, except for per share data - Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues
Oil, gas and related product sales	$98,150	$82,204	$285,375	$204,887
Other revenue	1,063	1,569	2,953	2,675
Total revenues	99,213	83,773	288,328	207,562
Expenses
Oil and gas production costs	24,602	19,396	70,232	53,342
Production and ad valorem taxes	4,502	3,876	10,661	9,866
Other operating costs	300	249	1,249	1,364
Depletion, depreciation and accretion	19,933	13,873	55,560	39,262
Provision for doubtful accounts	-	-	-	88
General and administrative	6,245	5,381	17,936	13,112
Total expenses	55,582	42,775	155,638	117,034

Income from equity affiliates	210	230	318	669

Operating income	43,841	41,228	133,008	91,197

Other income-net	(167)	(253)	(1,015)	(457)
Interest expense	11,040	5,589	30,808	15,022

Income from continuing operations before
income taxes and minority interest	32,968	35,892	103,215	76,632
Income tax expense	10,046	11,199	29,139	24,000
Minority interest expense	61	-	72	-

Income from continuing operations	$22,861	$24,693	$74,004	$52,632
Gain from discontinued operations, net of income tax	-	62	-	62

Net income	$22,861	$24,755	$74,004	$52,694

Basic net income per common share
Continuing operations	$0.30	$0.33	$0.97	$0.70
Discontinued operations	-	-	-	-
	$0.30	$0.33	$0.97	$0.70

Diluted net income per common share
Continuing operations	$0.28	$0.31	$0.91	$0.66
Discontinued operations	-	-	-	-
	$0.28	$0.31	$0.91	$0.66

Weighted average common shares outstanding
Basic	77,007	75,781	76,593	75,674
Diluted	83,306	82,668	83,056	82,403

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands-Unaudited

	For the Nine Months Ended
	September 30,
	2006	2005
Operating activities:
Net income	$74,004	$52,694
Charges and credits to net income not affecting cash
Depletion, depreciation and accretion	55,560	39,262
Deferred income taxes	29,095	23,620
Non-cash compensation	4,775	932
Amortization of deferred loan costs	1,615	1,061
Income from equity affiliates	(318)	(669)
Minority interest	72	-
Non-cash gain from hedging activities	(114)	(305)
Other	232	71
Changes in assets and liabilities
Accounts receivable	7,748	(32,834)
Inventory, prepaid expenses and other	(17,921)	(2,498)
Accounts payable	14,844	6,084
Accrued liabilities and other	18,114	(1,528)
Net cash provided by operating activities	187,706	85,890

Investing activities:
Development and exploration costs and other property additions	(429,485)	(226,376)
Return of investment from equity affiliates	558	512
Proceeds from sale of assets	5,670	9,301
Net cash used for investing activities	(423,257)	(216,563)

Financing activities:
Issuance of debt	483,148	143,094
Repayments of debt	(271,808)	(245)
Proceeds from exercise of stock options	18,480	1,721
Minority interest contributions	4,506	-
Purchase of treasury stock	(480)	-
Payment for fractional shares	-	(18)
Debt issuance costs	(9,213)	(223)
Net cash provided by financing activities	224,633	144,329

Effect of exchange rate changes in cash	(37)	139

Net (decrease) increase in cash and cash equivalents	(10,955)	13,795

Cash and cash equivalents at beginning of period	14,318	15,947

Cash and cash equivalents at end of period	$3,363	$29,742

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